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                                                                    EXHIBIT 23.2




                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-48269 of Blue River Bancshares, Inc. on Form SB-2 of our report dated March 17, 1998 (June 2, 1998 as to the third paragraph of Note 1 ) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the development stage of the Company described in Note 1 to the financial statements), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Indianapolis, Indiana
June 12, 1998